Exhibit 99.1

News Release

www.nortelnetworks.com

December 23, 2003

For more information:

Media:	Investors:
Tina Warren (905) 863-4702 tinawarr@nortelnetworks.com	(888) 901-7286 (905) 863-6049 investor@nortelnetworks.com

Nortel Networks Confirms Filing of 2002 Form 10-K/A, Q1 2003 Form 10-Q/A and Q2 2003
Form 10-Q/A including certain restated financial results

Related applicable Canadian filings underway and are expected to be completed shortly

TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today announced that, consistent with its previous announcements, it has filed with the United States Securities and Exchange Commission (the “SEC”) an amended Annual Report on Form 10-K/A for the year ended December 31, 2002, an amended Quarterly Report on Form 10-Q/A for the period ended March 31, 2003 and an amended Quarterly Report on Form 10-Q/A for the period ended June 30, 2003.

Nortel Networks had previously announced its intention to restate its financial results for 2002, 2001 and 2000 and the first and second quarters of 2003, as a result of a comprehensive asset and liability review and certain related reviews that had been undertaken by the Company. The filings contain certain restated financial results for these periods prepared in accordance with United States generally accepted accounting principles. Certain of the information contained in the filings had previously been reported in Nortel Networks Quarterly Report on Form 10-Q for the period ended September 30, 2003.

Related filings with the Canadian regulatory authorities of applicable restated financial results prepared in accordance with Canadian generally accepted accounting principles are underway and are expected to be completed shortly.

The financial results of Nortel Networks Limited (“NNL”), Nortel Networks Corporation’s principal operating subsidiary, are fully consolidated into Nortel Networks results. NNL’s preferred shares are publicly traded in Canada. NNL has also filed with the SEC an amended Annual Report on Form 10-K/A for the year ended December 31, 2002, an amended Quarterly Report on Form 10-Q/A for the period ended March 31, 2003 and an amended Quarterly Report on Form 10-Q/A for the period ended June 30, 2003. The filings contain certain restated NNL financial results for the applicable periods prepared in accordance with United States generally accepted accounting principles. Certain of the information contained in the filings had previously been reported in NNL’s Quarterly Report on Form 10-Q for the period ended September 30, 2003. NNL’s filings of applicable financial results with the Canadian regulatory authorities are also underway and are expected to be completed shortly.

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Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

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*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by our customers; fluctuations in operating results and general industry, economic and market conditions and growth rates; the communication by our auditors of the existence of material weaknesses in internal control; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and our current debt ratings; the ability to meet the financial covenant in our credit facilities; the use of cash collateral to support our normal course business activities; the dependence on our subsidiaries for funding; the impact of our defined benefit plans and our deferred tax assets on our results of operations, cash flows and compliance with our financial covenant; the dependence on new product development and our ability to predict market demand for particular products; the ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of our customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of our purchase contracts; risks associated with a consolidation of our common shares; the impact of supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of our strategic alliances; and the adverse resolution of litigation, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q and Form 10-K filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.